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KING GRIFFIN & ADAMSON P.C.

December 4, 1998

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 1, 1998, of uniView Technologies Corporation and are in agreement with the statements contained therein in Paragraph 2. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Sincerely,

/s/ King Griffin & Adamson P.C.

KING GRIFFIN & ADAMSON P.C.